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                                   Exhibit 99

                      Press Release, dated March 26, 1997
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NEWSRELEASE



DEPOSIT GUARANTY CORP.





CONTACT: Pam Kloha                                  March 26, 1997
         Assistant vice president
         (601) 968-4759                             FOR IMMEDIATE RELEASE

             DEPOSIT GUARANTY CORP., CITISAVE FINANCIAL CORPORATION
                            SIGN DEFINITIVE AGREEMENT


JACKSON, Miss. - (NYSE:DEP) -- Deposit Guaranty Corp. and CitiSave Financial Corporation of Baton Rouge, La., jointly announced today that they have signed a definitive agreement for Deposit Guaranty Corp. to acquire CitiSave Financial Corporation. This announcement was made by Deposit Guaranty Chairman and CEO E.B. Robinson, Jr. and CitiSave Chairman, President and CEO Lee F. Nettles.

CitiSave Financial Corporation is the parent company of Citizens Savings Association, F.A., which has six offices in Baton Rouge and $75 million in assets, including $45.2 million in loans. The company will become a part of Deposit Guaranty's existing south Louisiana banking operation later this year.

Under the agreement, Deposit Guaranty Corp. will purchase CitiSave Financial Corporation for $21.4 million in cash, or $20.50 per share.

The acquisition of Citizens Savings will continue Deposit Guaranty's expansion in the Baton Rouge market. Deposit Guaranty has recently completed acquisitions in Denham Springs and Gonzales and has a pending acquisition with Bank of Commerce in Baton Rouge.

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    DEPOSIT GUARANTY, CITISAVE FINANCIAL SIGN DEFINITIVE AGREEMENT -- PAGE 2

"Citizens Savings has been a very strong and well-respected financial institution," Robinson said. "This acquisition will give us a solid customer base, as well as strategic branch locations that will allow us to better serve the Baton Rouge market."

Nettles said becoming part of the Deposit Guaranty organization will give Citizens customers access to valuable resources.

"Deposit Guaranty is a strong, highly regarded financial institution," Nettles said. "We look forward to being able to offer our customers an expanded line of financial services, including an enhanced array of loan products as a result of this merger."

Deposit Guaranty Corp. is a multibank holding company based in Jackson, Mississippi, with total assets of $6.4 billion as of Dec. 31, 1996. Deposit Guaranty Corp. owns Deposit Guaranty National Bank in Mississippi; Deposit Guaranty National Bank of Louisiana; Commercial National Bank in north Louisiana; and Merchants National Bank in Fort Smith, Ark. Deposit Guaranty also has pending acquisitions with First Capital Bancorp in Monroe, La., and NBC Financial Corporation in Baton Rouge.

CitiSave Financial Corporation is traded on the American Stock Exchange under the symbol "CZF."

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